FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Fourth Quarter and Year End 2013 Results

OLD BRIDGE, New Jersey—April 1, 2014—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the fourth quarter and twelve months ended December 31, 2013.

Net sales decreased $540,000 or 7.0% to $7,182,000 for the fourth quarter of 2013 from $7,722,000 for the comparable period in 2012.  Net loss for the three months ended December 31, 2013 was $(992,000) or $(0.16) per share in 2013, compared to $(3,185,000) or $(0.51) per share for the comparable period in 2012.

Net sales decreased $2,773,000 or 9.0% to $27,870,000 for the year ended December 31, 2013 from $30,643,000 for the comparable period in 2012.  Net loss for the year was $(2,822,000) or $(0.45) per share in 2013, compared to $(5,157,000) or $(0.83) per share for the year ended December 31, 2012.

The net sales decrease for the year is primarily attributed to a decrease in sales of digital video headend products, analog video headend products and HFC distribution products, offset by an increase in sales of contract manufactured products. Sales of digital video headend products were $12,930,000 and $14,384,000, sales of analog video headend products were $5,818,000 and $6,875,000, sales of HFC distribution products were $4,375,000 and $5,185,000 and sales of contract manufactured products were $3,465,000 and $2,440,000 in 2013 and 2012, respectively. RLD sales were $8,335,000 and $7,760,000 in 2013 and 2012, respectively.

The change in the net loss year over year is primarily attributed to a change of $2,311,000 for deferred income taxes recorded in 2012.

Commenting on the year end, Chairman and Chief Executive Officer James A. Luksch noted, “Despite substantial investments in product development and the introduction of several innovative new products and platforms that will serve us well in the years ahead (including a broadening portfolio of IP-based solutions), we fell short for the year.  We were working on several significant new programs and applications during 2013 that we thought would come to fruition before year end, but they did not.  Those opportunities are not lost, however, and we continue to work with our prospective customers in an effort to provide these solutions during 2014. We are taking steps to address our top line growth from both an organic and an external standpoint and believe that we will see improvement as we move deeper into 2014.”

“Our loss for the year was magnified by the effect of increases from 2012 to 2013 in the dollar volume of goods manufactured in our Old Bridge facility.  These increases, coupled with changes in the mix of manufactured vs. purchased finished goods, caused us to recognize a non-cash charge to the overhead component of our finished goods inventory of more than $2,000,000 in 2013, representing more than 70% of our total net loss for the year.  While we believe that the benefits of these efficiencies will be recaptured in future periods through higher gross margins on sales, they only exacerbated our loss in 2013” Mr. Luksch continued.

Conference Call Reminder
Details of the live teleconference and webcast are as follows:
Date:           Tuesday, April 1, 2014
Time:           11:00 a.m. Eastern Time (10:00 a.m. CT, 8:00 a.m. PT)
Investor Dial-in (US & Canada Toll-Free):  877-407-8033
Live Webcast: http://www.investorcalendar.com/IC/CEPage.asp?ID=172536

The teleconference replay can be accessed until July 1, 2014, by dialing 877-660-6853 and using Conference ID # 13579258. The webcast link will be available under Investor Related Information on the Blonder Tongue Investor Relations webpage.

About Blonder Tongue
Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of cable television communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses. The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2013 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)

                                                           (unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012

Net sales	$7,182	$7,722	$27,870	$30,643
Gross profit	2,098	2,190	9,311	10,018
Earnings (loss) from operations	(925)	(779)	(2,545)	(2,495)
Net earnings (loss)	$(992)	$(3,185)	$(2,822)	$(5,157)
Basic and diluted net earnings (loss) per share	$(0.16)	$(0.51)	$(0.45)	$(0.83)
Basic and diluted weighted average shares outstanding	6,216	6,216	6,216	6,216

Consolidated Summary Balance Sheets
(in thousands)

	December 31, 2013	December 31, 2012

Current assets	$13,156	$15,956
Property, plant, and equipment, net	3,710	4,009
Total assets	22,641	26,303
Current liabilities	3,657	5,485
Long-term liabilities	3,956	4,193
Stockholders’ equity	15,028	16,625

Total liabilities and stockholders’ equity	$22,641	$26,303